EXHIBIT 10.36

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is made effective as of December 14, 2022 (“Effective Date”) by and among Goodness Growth Holdings, Inc., a British Columbia corporation (“Parent”), Vireo Health, Inc., a Delaware corporation (the “Employer”) and John Heller, an individual residing in the State of Minnesota (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Employer and Employee entered into an Employment Agreement dated December 1, 2020 and a First Amendment to Employment Agreement dated February 2, 2022 (collectively, the “Current Agreement”); and

WHEREAS, at its meeting on July 14, 2022, Parent Company authorized and directed Employer to grant compensation to Employee, consisting of Parent company stock options and restricted stock units (“Restricted Stock Units”), in order to incent Employee to continue his employment with Employer; and

WHEREAS, the Parties wish to amend the Current Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Employer and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.Equity Grants.
a.	Stock Options. The Employer shall cause the Parent Company to grant to Employee the right (the “Option”) to purchase 370,712 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The Option shall have a ten-year term. One-fourth (1/4) of the Option will vest on December 31, 2023. 6.25% of the Option will vest on March 31, 2024, and on the last day of each calendar quarter thereafter, until the Option is fully vested, on December 31, 2026. The foregoing description of some of the principal terms of the Option is not binding on the Employer or Parent Company. The terms and conditions of the Option shall be as set forth in the applicable grant agreement.
b.	Restricted Stock Units. The Employer shall cause the Parent Company to grant to Employee 308,665 Restricted Stock Units (the “RSU Award”), each of which represents the right to receive one subordinate voting share (“Share”) of the Parent Company’s capital stock (or a cash payment equal to the Fair Market Value of one Share) upon settlement of the RSU Award. The Award will vest in three equal installments, on the first three anniversaries of the date of grant, provided that Employee is an employee, director or independent contractor of the Employer or its affiliate on the applicable vesting date. The vested portion of the RSU Award will settle on the earliest to occur of: (i) the third anniversary of the grant date; (ii) the death or permanent disability (as defined in 409A) of the Employee; (iii) the date of a change in control of the Parent Company or the Employer; or (iv) eighteen (18) months after Employee’s separation from service (as defined in 409A) by the Company without Cause or by Employee for Good Reason. The foregoing description of some of the principal terms of the RSU Award is not binding on the Employer or Parent Company. The terms and conditions of the RSU Award shall be as set forth in the applicable grant agreement.
2.General. All capitalized terms used but not defined in this Second Amendment shall have the meanings ascribed in the Current Agreement. All provisions of the Current Agreement not expressly modified by this Second Amendment are hereby ratified and confirmed.

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date: December 14, 2022By: /Kyle Kingsley/

Its: CEO

EMPLOYEE:

Date: December 14, 2022/John Heller/

GOODNESS GROWTH HOLDINGS, INC.

Date: December 14, 2022By: /Kyle Kingsley/

Its: CEO